EXHIBIT 99.1

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

SCIENTIFIC LEARNING CORPORATION
Transcript of Earnings Call
Held on November 12, 2012
At 4:30 p.m. ET

Operator:
Good day ladies and gentlemen and thank you for standing by.  And welcome to the Scientific Learning Reports Third Quarter Results Conference Call.  At this time all participants are in a listen only mode.  Later we’ll conduct a question-and-answer session and instructions will follow at those times.

If anyone should require assistance during the call, you may press star then zero on your touchtone telephone for a live operator.  As a reminder today’s conference may be recorded.  It’s now my pleasure to turn the floor over to Jane Freeman.  Please go ahead.

Jane Freeman:
Thank you (Jimmy).  Good afternoon and welcome to our third quarter conference call.  I’m Jane Freeman our Chief Financial Officer.  With me today is Bob Bowen our Chairman and Chief Executive Officer.  I’ll begin by reading our Safe Harbor statement.

Today’s call is being Webcast from the Investor Relations section of our Website, www.scilearn.com.  It will be available for replay shortly after we conclude.  A copy of our press release issued earlier this afternoon is also available on our website.

Please be advised that some of the comments that will be made today constitute forward-looking statements that are covered by the Safe Harbor created by the Federal Securities Laws. They include, among others,  statements relating to expected future financial and operating results, including expected cash flow, operating expenses and the sufficiency of our financial resources; plans to manage our cash and expenses; trends in the education market; planned cost reduction; plans for our sales organization and sales execution process;,  our sales pipeline; our continuing transition to a SaaS business model and customer acceptance of our on demand offerings; seasonality in our business; and the potential changes to the way that we measure our business.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Such statements are subject to risks and uncertainties, and the actual results may differ materially form projections.  The Company’s latest 10K and 10Q fillings with the Securities and Exchange Commission and the final paragraph of our third quarter 2012 results press release issued today include additional information about factors that could cause future results to differ from those discussed during this call.

This call will be posted in the investor information section of the company’s website, at www.scilearn.com and may not be commercially reproduced or distributed without written permission.

And now I’ll turn the call over to Bob Bowen, Chairman and CEO.

Bob Bowen:
Thanks Jane.  Q3 financial results were below last year as we continue our transition to a SaaS business model.  These declines are similar to Q1 and Q2.  On the positive side, costs have been dramatically reduced, transactions are up, active school sites continue to increase, subscription sales are up and over 70 percent of active school sites are now using MySciLEARN, our new on demand platform.  Even though painful in the short term, we remain committed to our transition to software as a service and a more predictable business based on strong reoccurring revenue results.  Book sales and revenue continue to be impacted by this transition since it takes multiple subscription license sales to equal a single perpetual license sale in the year of the sale.

Upon returning or resuming my role as CEO, we established two major goals on the Q2 call, sales improvement and cost alignment. Achievement of these goals will enable us to become cash flow positive in 2013.  We have organized our field sales under our most experienced and proven sales leader.  She has in place a group of experienced sales professionals focused on more conservative and realistic sales targets.  Our inside sales and renewal team continues to be led by an experienced manager who worked with me at a prior company.  Both these leaders report directly to me.  This allows me to be personally involved in the execution of our sales plan.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Our Chief Education Officer is working with sales representatives and school districts across the country, leveraging her relationship and high regard in the industry.  She and our senior clinician are leading a series of brain seminars in key states around the U.S.  These brain seminars are one of our best sources of high quality leads.

We are also engaging a number of executive consultants to assist the sales organization in qualifying and moving opportunities through our pipelines.  These executive consultants have personal experience with our solutions and long standing relationships with educational leaders around the country.

Finally we have initiated a special second half incentive compensation program for our sales teams to have them focused and motivated to achieve sales targets that are part of our second half plan.  I conduct weekly calls with our team to review established commitments for the week and establish commitments for the coming week.  We have a compelling score card with actual lead indicators that we monitor and act on weekly.  Our sales organization is continuing to sell a blend of subscription and perpetual software licenses to meet the needs of our customers and the market.

Much of our focus in Q3 has been on better aligning our cost with the transition to a SaaS business model.  Jane Freeman and I along with the remainder of the senior management team committed to a 90-day evaluation of our business operation, designing a plan and beginning execution.  We completed the plan ahead of schedule and began execution with a second significant staff reduction in mid September.  We believe these aggressive reductions have gotten us to an appropriate level for the transition and 2013.

We also renegotiated our Oakland leases and have reduced our other cost through the evaluation of services, vendors and discretionary spending.  In this context we are also carefully managing seasonal cash flow needs of our business.  We have continued to reduce the size of our board of directors and now have five independent directors plus me.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

We have and will continue to evaluate cost seeking to reduce spending that does not produce sales or provide our customers with enhanced technology as well as exceptional level of service.  While these actions have been painful, our employees have been terrific.  Their commitment to our important mission remains inspiring.  There continues to be real interest in our unique learning innovation and our new technology platforms makes our solutions much easier to deploy, support and use.

You can see these pluses with transactions up 9 percent and subscription revenues up 127 percent.  The response to MySciLEARN continues to be very strong with more than 70 percent of our customers now on the new platform in just three quarters.  This is a remarkable conversion rate and has resulted in us obtaining a new all time high in daily student training sessions which reached 85,000.  At the end of Q3 we had 3,400 active sites up 11 percent from Q3 2011.

Looking forward the K-12 educational funding environment is stabilizing.  The school districts are starting to make decisions.  While we do not expect any dramatic changes in funding during this school year, there are states now with growing surpluses that have made repeated cuts to K-12 in recent years, which we believe they will need to begin reversing.  I expect to see increased state funding during the 2013-14 school year.

This could also free up some yearend spending in 2013.  We are anticipating no major reductions or changes in federal funding for IDEA or Title One assuming the financial cliff is averted.  There is more than adequate dollars in the market for us to achieve more conservative sales targets while moving our business back to cash flow positive.

In this environment and with our new on demand platform we expect Fast Forward to return to a steady growth path.  We see the new Web based version of the Reading Assistant as having the potential to becoming a breakout solution.  Reading Assistant plays a very important role in driving brain fitness through fluency training.  However Reading Assistant plays a necessary role for teachers and reading instruction by giving the student opportunity to read aloud and receive appropriate corrected feedback, while having the reading comprehension checked after each passage.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

This is accomplished without the teacher having to be actively involved, allowing her to work directly with other students while some students are using Reading Assistant.  School districts results show students doubling words per minute accurately read, as well as doubling their comprehension after using Reading Assistant for one hour a week for six weeks.  Additionally Reading Assistant can now be made available anywhere, any time through MySciLEARN.  We plan to add a robust content manger to Reading Assistant which will allow us to easily add open source content as well as partner content.  All content will be carefully aligned to the new common core standards.  Finally it is important to note that the Reading Assistant won the 2012 award of excellence from Tech and Learning in the category of best upgraded product.

Our engineering group is led by a talented individual, who has been engaged throughout the design, development and release of MySciLEARN, as well as the development of the Web based version of Reading Assistant.  He and his teams are focused on continuing to enhance MySciLEARN while completing the move of progress tracker to our on demand platform.

We continue to see school districts we serve being recognized and producing exceptional student achievement.  Haines Elementary School in the Haines Borough School District Alaska, a Fast Forward school since 2010 was just awarded the Title One distinguished school honor for academic achievement and lowering the achievement gap.  Over the past two years the test scores of students with disabilities have increase 30 percent.

St. Mary Parish reached an all time high district performance score that moved their state ranking to 26 out of 72 districts in Louisiana.  In 2005 before they begun using Fast Forward and Reading Assistant, they were among the lowest ranking districts in the state.  They have labeled our unique solutions as a difference maker.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

The Murray County school district in Georgia after five months of Fast Forward use with at risk high school students improved their performance by 1.6 years.  While all of us find the immediate financial results unacceptable, we are in an important transition that aligns our business and solutions to the reality of the K-12 environment with limited and constrained resources.  At the same time the demands of accountability are not being reduced and if anything, increasing.  This means school districts must produce higher achievement results with limited or reduced resources.  This requires significant increases in productivity.  Scientific Learning is offering unique research proven solutions that produce fast and lasting results that are now being deployed with on demand technology that  is accessible anywhere, anytime.  There is important work ahead to realize the potential of our unique learning innovations but we have made significant progress that I believe will become clear as we move forward.  We remain committed to becoming cash flow positive in 2013.  I will now ask Jane Freeman to take you through more detail on the financials.

Jane Freeman:
Thank you Bob, and welcome everyone.  Total booked sales for the third quarter of 2012 were $7.7 million compared to $12.2 million in the third quarter of last year, a decline of 36 percent.  K-12 booked sales decreased by 38 percent to $6.9 million in the three months ended September 30.  Non-school booked sales including private practice, international, direct to consumer and others decreased by 19 percent to $0.8 million in sales.  Our K-12 comparisons continue to be affected by lower average transaction sizes as we transition to a software as a service model and a difficult K-12 environment.  Just to make this more visible, we had eight transactions over $100,000 this quarter, compared to 20 in the third quarter last year.  In addition booked sales were impacted by some changes in the sales organization late in the quarter.  For the quarter, total revenue was $6.8 million down 35 percent over last year.  Subscription revenue was $1.2 million an increase of a 127 percent as our on demand business continues to grow.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

License revenue decreased 65 percent to $2 million.  Recall that this is primarily perpetual licenses.  And service and support revenue declined 15 percent to $3.6 million.  Service and support revenue has been impacted by a lower level of perpetual license sales as well as changes in pricing and structure for support.  In terms of the metric we previously reported the number of K-12 transactions increased 9 percent compared to Q3 2011.

We will no longer be reporting recurring revenue and bookings as a combined metric as they include both our newer on demand software as a service business and our legacy perpetual license support.  Instead as a measure of our progress we suggest you look at our subscription revenue and bookings both of which are climbing nicely in an overall difficult environment.

In discussing the expense side of the income statement restructuring charges have been excluded from the individual expense items of the P&L.  Since many of the changes we’ve made from an expense stand point occurred near the end of the quarter, our current expense run rate is below these Q3 levels.  For the third quarter of 2012, total gross margin was 73 percent compared to 74 percent in the third quarter last year.  This is primarily due to the decline in high margin licenses as a proportion of revenue.  We improved margins on both subscriptions, 76 percent compared to 54 percent last year and service and support 63 percent compared to 49 percent.  Growth margin on license revenue decreased to 88 percent from 94 percent due to fixed cost associated with software amortization spread over a lower license revenue.

Excluding the restructuring charge, total operating expenses in the third quarter was $6.7 million, a 25 percent decrease compared to Q3 of last year.  Breaking out the line items, sales and marketing expenses decreased 28 percent.  R&D expenses decreased 41 percent as we have a smaller team, post the launch of MySciLEARN at the end of last year.  G&A expenses increased 1 percent as we have some unusual expenses this quarter and there was some overlap in senior management during the transition.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

We had an operating loss for the quarter of $3.2 million compared to a loss of $1.2 million last year.  Interest and other income totaled $1 million this quarter compared to a $5,000 expense in the third quarter last year.  This includes the adjustments for fair valuing the liability associated with the warrants we issued in our March financing.  In the third quarter the fair value declined by $1 million, primarily due to the decline in our stock price.  This is a non cash expense.

The net loss for the quarter was $2.2 million and EPS was a loss of 10 cents per share.  This compares to a loss of $1.2 million and a loss of 7 cents per share in the third quarter of 2011.  Adjusted EBITDA which excludes restructuring charges, stock based compensation, the change in the fair value of the warrant in addition to depreciation, was a loss of $957,000 compared to $453,000 in the third quarter of 2011.

During the quarter we used approximately $2 million in cash from operations.  This included about $600,000 associated with the restructuring.  The balance of the restructuring charge about $900,000 will be paid out to the end of 2013.  We expect this year to be like prior years with better seasonal cash generation in the second half compared to the first half which reflects seasonally lower levels of book sales in the first and fourth quarters.

Based on our current expense structure we expect to be cash flow positive in the fourth quarter of 2012 and for the full year of 2013.  We expect to continue to dip into our credit line to fund seasonally low collection period in the first half of 2013.  The renegotiation of our rent in Oakland has been very helpful in improving cash flow, and we continue to make other adjustments to move us through the seasonally low part of the year.  We are in the midst of detailed planning for 2013.

We ended the quarter with $2.6 million in cash and $4.6 million in accounts receivable.  This compares to $2.3 million and $8.3 million respectively at the end of September last year.  We had $1.4 million outstanding on our line of credit.  At the end of the quarter we were slightly out of compliance with our book sales covenant for Comerica and received a waiver.  We had good sales in October and I’m happy to say that at the end of the month we’re back in compliance.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Thank you and I’ll now turn the call back over to Bob.

Bob Bowen:
Thanks Jane.  Scientific Learning has the necessary ingredients for success, a suite of unique research proven learning innovations that produce fast and lasting results.  The solutions are now delivered on a new on demand platform anytime, anywhere.  We are in a market with urgent need and with increasing accountability requirements.  And we have talented dedicated employees that are committed to our mission.  We are making progress implementing our sales plan and have taken aggressive action to align our cost to the realities of a SaaS business model.

We remain committed to becoming cash flow positive in 2013. We appreciate your continued support and look forward to keeping you posted on our progress.

Operator we’ll be glad to now take questions.

Operator:
Sure thing.  Ladies and gentlemen on the phone lines to queue up for a question please press star then one on your touchtone phone.  If your question has been answered or wish to remove yourself from the queue, you may press the pound key.  Again if you will like to queue up for a question at this time please press star then one on your touchtone phone.  One moment for questioners to queue.

Our first question comes from the line of Corey Greendale, with First Analysis. Please go ahead your line is open.

Bob Bowen:	Hey Corey.

Operator:	Corey your line is open.

Corey Greendale:	Can you hear me?

Operator:	Yes, sir.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Bob Bowen:	Now we can Corey.

Corey Greendale:	All right. How are you doing?

Bob Bowen:	Good.

Corey Greendale:
Good.  So first of all I know you said you were slightly out of compliance with the covenants in September, you’re back in now.  I was just hoping you could speak to sales pipeline and how comfortable you are that you are going to remain in compliance going forward?

Bob Bowen:
Well it’s a – if you recall from the last quarter call it’s a rolling three months and we’re back in compliance.  We actually feel good but we have to go do that every month because it’s rolling.  So it’s kind of different, we’re used to trying to manage our quarters and now we’re managing monthly.  I mean there is positives about that because it’s got our sales teams really focused not just on a quarter but it’s got us focused on every month.

And the pipelines are good given the market condition, et cetera, which I still believe are stabilizing.  We see districts beginning to move on achieving issues and problems.  So I think we have a fair shot of staying there.  So Jane you may add some additional detail here.

Jane Freeman:	Yes, I just wanted to add that in addition to the book sales covenant, we have a quick ratio covenant and that we’re very comfortable with that, given our current cost structure.

Corey Greendale:
OK.  And on the cost side – well actually let me ask first.  I know you said there was a little bit of disruption to – on the sales side from some of the headcount reduction, so can you just kind of give us the state of the union now that those reductions are behind you.  Kind of how you’re feeling about the organization, you know, what – if there is any kind of sustaining hit on the sales side from that or whether it’s stabilized at this point?

Bob Bowen:
Well I mean we decided it was extremely important to move forward because the organization anticipated that there were going to be more reduction.  And you know that that’s demoralizing to an organization.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

When you have massive change like we’ve had in the third quarter with reductions and restructuring, it does have an impact on the morale.  We’ve brought all the sales organization together.  We’ve met with all employees several times.  We do feel like – that the, you know the sales organizations are focused, working hard.  We’ve had a series of these Brain based events.  We feel encouraged and we’re monitoring carefully what is you know is an uptake in moral turning.  So we are staying after that, carefully monitoring it.  I believe people are back, engaged, going strong.

I remain extremely impressed, enthusiastic but not surprised by the deep sense of commitment from all of our employees to this important work and mission.  And they see the results that can be driven here.  And I’m talking results in student achievement here.  So I feel good where we are.  We have work to do but now that we have the staff reductions behind us we will continue to work on cost and finding ways to make better use of cost to get leverage.  But I feel we’re headed in the right direction now.

Corey Greendale:	Great and anyway you can give us a little more help on what the current expense run rates are?

Jane Freeman:
Well I think that if you add the cost of revenue and add the operating expenses from third quarter excluding the restructuring charges, we are somewhere between 5 percent and 10 percent less than that right now.

Corey Greendale:	OK. And weighted toward R&D or how would you break it out?

Jane Freeman:	Oh what the differences are? I think they are all over the place. Yes they are all over the place.

Corey Greendale:
OK.  And at this point I think what I’m hearing you to say is that you don’t have any kind of broad headcount reduction plans going forward, so is this the organization kind of as it’s going to be a year from now or do you think you know just via natural attrition you might still get some cost savings?

Jane Freeman:
Well there may be some attrition but we’re not planning on massive attrition.  We’re actually quite hopeful that as sales pickup we’ll actually be able to add cost back in to do other things.  But you know that all remain to be seen as we actually hit the numbers.  Because there is a lot of things that we’d like to do and if we can afford to do them we’ll fund them.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Corey Greendale:
And then just, I was interested in more subjective feedback and now that you have you know the bulk of the K-12 customers on the SaaS platform, feedback from those customers particularly ones that have transferred from the old licensing model.  How the transition went?  What they like, what they don’t like, that sort of thing.

Bob Bowen:
Well my view is they – you know definitely if you think about the deployment of a Web based platform versus having to go out and touch every workstation every time you update, I think there is no question about the appeal and desirability of this platform.  And that explains, it’s just unusual in my career in the software industry in education how quickly this conversion is occurring without us driving people to that decision.

So I think that’s the best statement.  I would have to say, the challenge that we are working with is progress tracker which is our online tracking and monitoring of detail student information that we analyze and make available back to our school districts and schools.

That still – part of that is in MySciLEARN now, part is still over on this old database.  And we’re in the process of finishing that off, rewriting it, getting it all to MySciLEARN.  So the biggest source of aggravation now is the old to the new, and trying to keep the old running while we get to the new.  But the platform itself, there is no question that a Web based platform is far superior in terms of school districts deployment, handling, management and so I am very pleased with the progress side of that.  I’m anxious to finish off progress tracker and get it over to that platform completely.

Corey Greendale:	All right great. That’s great to hear and I’ll turn it over. I’ll follow up with you offline. Thanks.

Bob Bowen:	Thanks Corey.

SCIENTIFIC LEARNING CORP
Moderator: TBD
11-12-12/4:30 p.m. ET
Confirmation # 64677781

Operator:
Thank you Sir.  And again ladies and gentlemen just as a reminder to queue up for a question you may press star then one on your touchtone phone.  Our next question comes from the line of (Joe Smith), who’s a private investor.  Your line is open, your questions please.

Bob Bowen:	Hey (Joe). Hello (Joe)?

Operator:
Pardon me, (Joe), your line is open, please check you mute button.  All right again ladies and gentlemen if you do have a question, please press star then one on your touchtone phone.  Again star one to queue up for a question.  One moment for questioners to queue.

Mr. Bowen, I’m showing no additional questioners on the phone queue. I’ll turn the program back over to you for any additional remarks.

Bob Bowen:
Great thank you very much.  Again we appreciate your participation.  Jane and I will try to make ourselves available the remainder of the day and during the week if you have specific questions you’d like to discuss with us.  Thank you again very much.  Thank you, operator.

Operator:	You’re welcome sir. Again ladies and gentlemen this does conclude today’s conference. Thank you for your participation and have a wonderful day. Attendees you may disconnect at this time.

END